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                                                                    EXHIBIT 3, 4

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CITRIX SYSTEMS, INC.

         Citrix Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation:

         RESOLVED:   That the first paragraph of Article FOURTH of the
                     Corporation's Amended and Restated Certificate of
                     Incorporation as amended to date shall be amended to read in its entirety as follows:

                  "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,005,000,000 shares, consisting of 1,000,000,000 shares of Common Stock with a par value of $.001 per share (the "Common Stock") and 5,000,000 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock")."

SECOND: The foregoing amendment to this Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by vote of the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed by John P. Cunningham, its Chief Financial Officer this 15th day of June, 2000.

                                               CITRIX SYSTEMS, INC.

                                               By:    /s/ JOHN P. CUNNINGHAM
                                                      -------------------------
                                                     John P. Cunningham
                                                     Chief Financial Officer